Exhibit 4.3

APPLIED DIGITAL SOLUTIONS, INC.

AMENDMENT OF SECOND RESTATED
ARTICLES OF INCORPORATION

               Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned corporation certifies the following:

               (1)         The present name of the corporation is Applied Digital Solutions, Inc. The name under which it was originally organized was Applied Cellular Technology, Inc.

               (2)         The following amendment to the corporation's Articles of Incorporation was adopted by the shareholders on June 23, 2001.

               (3)         Article Three is hereby amended to read as follows:

ARTICLE THREE

               The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Fifty Million (350,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock (“Preferred Stock”) having a par value of $10.00 per share and Three Hundred Forty-Five Million (345,000,000) shares shall be common stock (“Common Stock”) having a par value of $.001 per share. A statement of the preferences, qualifications, limitations, restrictions, and the special or relative rights, including convertible rights, in respect of the shares of each class is as follows:

               A.         Preferred Stock.

               Subject to the requirements of the laws of the State of Missouri, authority is hereby vested in the Board of Directors from time to time to issue 5,000,000 shares of Preferred Stock in one or more series and by resolution or resolutions as to each series:

               (a)         to fix the distinctive serial designation of the shares of such series;

               (b)         to fix the rate per annum at which the holders of the shares of such series shall be entitled to receive dividends, the dates on which said dividends shall be payable, and, if the directors determine that the dividends with respect to said series shall be cumulative, the date or dates from which such dividends shall be cumulative;

               (c)         to determine whether the shares of such series shall have voting power, and, if so, the extent and definition of such voting power;

               (d)         to fix the price or prices at which the shares of such series may be redeemed, and to determine whether the shares of such series may be redeemed in whole or in part or only as a whole;

               (e)          to fix the amounts payable on the shares of such series in the event of liquidation, dissolution, or winding up of the Corporation;

               (f)         to determine whether or not the shares of any such series shall be made convertible into or exchangeable for shares of any other class or classes of stock of the Corporation or of any other series of Preferred Stock and the conversion price or prices, or the rate or rates of exchange at which such conversion or exchange may be made;

               (g)         to determine the amount of the sinking fund, purchase fund, or any analogous fund, if any, to be provided with respect to each such series; and

               (h)         to fix preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, applicable to each such series.

               B.         Common Stock.

               Each share of Common Stock shall be identical with each other share of Common Stock, except as the holders thereof shall otherwise expressly agree in writing. Subject to the prior rights of the Preferred Stock from time to time issued and outstanding, as hereinbefore set forth, the holders of Common Stock shall be entitled to receive such sums as the Board of Directors may from time to time declare as dividends thereon, or authorize as distributions thereon, out of any sums available to be distributed as dividends and to receive any balance remaining in case of the dissolution, liquidation or winding up of the Corporation after satisfying the prior rights of the Preferred Stock, if any be then outstanding. Each share of Common Stock shall have one vote for all corporate purposes.

               (4)         Of the 198,816,319 shares of common stock currently outstanding, 143,445,529 shares of common stock were entitled to vote on such amendment.

               (5)        The number of shares voted for and against the amendment was as follows:

Number of Shares Voted For	Number of Shares Voted Against
86,962,896	15,281,125

               (6)         The amount in dollars of authorized shares having a par value as changed is $50,345,000.

               IN WITNESS WHEREOF, the undersigned, Senior Vice President and General Counsel, has executed this instrument and its Senior Vice President and Assistant Secretary has attested to said instrument on this 13th day of July, 2001.

APPLIED DIGITAL SOLUTIONS, INC.
(CORPORATE SEAL)
By: /s/ DAVID I. BECKETT
ATTEST:	David I. Beckett Senior Vice President and General Counsel
/s/ MICHAEL KRAWITZ
Michael Krawitz Senior Vice President and Assistant Secretary
STATE OF FLORIDA	)
) ss.
COUNTY OF PALM BEACH	)

                I, Lynn Anderson, a notary public, do hereby certify that on this 13th day of July, 2001, personally appeared before me David I. Beckett, who, being by me first duly sworn, declared that he is the Senior Vice President and General Counsel of Applied Digital Solutions, Inc., that he signed the foregoing document as Senior Vice President and General Counsel of the corporation, and that the statements therein contained are true.

[SEAL]	/s/ Lynn Anderson
Notary Public
My Commission Expires August 22, 2004
My County of Commission Palm Beach